Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com

Intuit Reports Q4 and Fiscal 2015 Results;
QuickBooks Online Grew 57% to 1,075,000 Subscribers

Sharpens Strategic Focus with Plans to Divest
Demandforce, QuickBase and Quicken; Increases Dividend 20 Percent

MOUNTAIN VIEW, Calif. - Aug. 20, 2015 - Intuit Inc. (Nasdaq: INTU) announced financial results for the fourth quarter and full-year fiscal 2015. The company’s fiscal year ended July 31.
     “We closed out our fiscal year 2015 on a strong note, with excellent momentum in each of our core businesses as we continue to see the benefits of our ongoing transformation into a global cloud company. For the full fiscal year, total revenue and earnings per share both came in above the high end of our guidance range, before reclassifying our planned divestitures,” said Brad Smith, Intuit’s president and chief executive officer.
“In particular, our small business momentum continues to build and our QuickBooks Online ecosystem growth is accelerating, driving value for customers and Intuit. And we delivered great tax products this season.”
Financial Highlights
Intuit’s performance during the fourth quarter and fiscal year:

•	Reported fiscal 2015 revenue of $4.2 billion.

•	In the U.S., TurboTax Online units increased 11 percent, and total TurboTax units grew 7 percent, excluding the Free File Alliance.

Intuit Reports Fourth Quarter and Full-year 2015 Earnings

•	Increased total QuickBooks Online subscribers by 57 percent for the year.

•	Reached 1.075 million QuickBooks Online subscribers through the end of the quarter.

•	Increased its commitment to return capital to shareholders with a 20 percent increase in its cash dividend.

Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period, and the business metrics and associated growth rates refer to worldwide business metrics.
Divestitures and Portfolio Management
Intuit today announced its intent to divest Demandforce, QuickBase and Quicken to focus on and invest in businesses that strengthen the ecosystem and align with two strategic goals: to be the operating system behind small business success, and to do the nations’ taxes in the U.S. and Canada.
“Divesting Demandforce, QuickBase and Quicken enables both Intuit and these businesses to focus on meeting the needs of their respective customers, while allowing Intuit to accelerate our ability to deliver on our objectives,” said Neil Williams, chief financial officer. “We are confident about finding the right outcome for each business. Until then, we will continue to sell and support all of our current products; we will not waver in our commitment to customers’ success.”
As a result of this decision, revenue in fiscal 2016 will be reduced by approximately $250 million and non-GAAP earnings per share will be reduced by approximately $0.10, as the company reports these held-for-sale assets as discontinued operations.
Business Segment Results
The segment results reflect the treatment of assets held for sale as discontinued operations.
Small Business

•	Total Small Business segment revenue declined 5 percent for the quarter, and 2 percent for the year, reflecting the changes in desktop offerings that resulted in ratable revenue recognition.

Intuit Reports Fourth Quarter and Full-year 2015 Earnings

•	QuickBooks total paying customers grew 7 percent for the year, accelerating from last year.

•	The QuickBooks Online Ecosystem continues to build momentum, with revenue growth of approximately 25 percent for the year, driven by strong customer acquisition.

◦	Added 110,000 QuickBooks Online subscribers in the quarter, reaching 1,075,000 paying subscribers worldwide.

◦	Increased QuickBooks Online subscribers outside the U.S. by over 135 percent, to 198,000.

◦	Ended with 25,000 QuickBooks Self-Employed subscribers, up from 15,000 last quarter.

•	Online payroll customers grew 18 percent.

•	Online active payments customers grew 5 percent, and online payments charge volume grew 19 percent for the year.

Consumer and Professional Tax

•	Consumer Tax revenue grew 8 percent for the fiscal year.

•
ProTax revenue declined 33 percent for the year, in line with expectations. As previously disclosed, approximately $150 million in fiscal 2015 revenue shifted to fiscal 2016 due to changes in current desktop offerings that affected the timing of revenue recognition.

Intuit Reports Fourth Quarter and Full-year 2015 Earnings

Snapshot of Fourth-quarter Results

	GAAP			Non-GAAP
	Q4 FY'15	Q4 FY'14	Change	Q4 FY'15	Q4 FY'14	Change
Revenue	$696	$649	7%	$696	$649	7%
Operating Income (Loss)	$(130)	$(55)	136%	$(16)	$9	NM
EPS	$0.05	$(0.10)	NM	$(0.05)	$0.01	NM
Dollars are in millions, except earnings per share (EPS). See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP). Q4 FY15 results reflect the impact of changes to certain desktop software offerings; revenue for those offerings is recognized as services are delivered, rather than up front. Q4 FY15 GAAP results also reflect a $34 million intangible asset impairment charge and the treatment of assets held for sale as discontinued operations.

Snapshot of FY'15 Full-year Results

	GAAP			Non-GAAP
	FY'15	FY'14	Change	FY'15	FY'14	Change
Revenue	$4,192	$4,243	(1)%	$4,192	$4,243	(1)%
Operating Income	$738	$1,300	(43)%	$1,141	$1,516	(25)%
EPS	$1.28	$3.12	(59)%	$2.59	$3.40	(24)%
Dollars are in millions, except earnings per share (EPS). See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP). Fiscal 2015 results reflect the impact of changes to certain desktop software offerings; revenue for those offerings is recognized as services are delivered, rather than up front. Fiscal 2015 GAAP results also reflect $148 million in goodwill and intangible asset impairment charges and the treatment of assets held for sale as discontinued operations.

Capital Allocation Summary

•	Ended the fourth quarter with approximately $1.7 billion in cash and investments.

Intuit Reports Fourth Quarter and Full-year 2015 Earnings

•	Paid out $283 million in dividends and repurchased $1.25 billion of shares in fiscal 2015. The company has $2.6 billion remaining on its authorization and continues to be in the market each quarter.

•
Received board approval for a $0.30 per share dividend for the fiscal first quarter, payable on Oct. 19. This represents a 20 percent increase versus last year and reflects the company’s large and growing cash position, as well as more recurring and predictable revenue streams.

Forward-looking Guidance
“Looking ahead to fiscal 2016, our customer growth is accelerating, active use is improving, and global adoption is hitting its stride. I’m encouraged about the strategic choices we are making for the future and our commitment to winning in the cloud,” Smith said. “We are creating a clear value proposition for our small business and tax customers, and we continue to innovate and to take share in large addressable markets. We are investing in the areas with the biggest long-term payoff, setting Intuit up for strong customer and revenue growth for fiscal 2016 and beyond.”
Intuit announced guidance for fiscal year 2016, which ends July 31. The company expects:

•	Revenue of $4.525 billion to $4.600 billion, growth of 8 to 10 percent.

•	GAAP operating income of $1.115 billion to $1.145 billion, growth of 51 to 55 percent.

•	Non-GAAP operating income of $1.450 billion to $1.480 billion, growth of 27 to 30 percent.

•	GAAP diluted EPS of $2.50 to $2.55, versus $1.28 in fiscal 2015, which included goodwill and intangible asset impairment charges.

•	Non-GAAP diluted EPS of $3.40 to $3.45, growth of 31 to 33 percent.

The company expects the following segment revenue growth for fiscal year 2016:

•	Small Business Group: 7 to 9 percent.

Intuit Reports Fourth Quarter and Full-year 2015 Earnings

◦	Total Small Business, including Consumer Ecosystem (Mint, Mint Bills and OFX): 5 to 7 percent.

•	Consumer Tax Group: 5 to 7 percent.

•	Professional Tax: 48 to 51 percent.

◦	For the fiscal first quarter, the company expects Professional Tax revenue of approximately $100 million.
For the first quarter of fiscal 2016, Intuit expects:

•	Revenue of $660 million to $680 million, growth of 8 to 11 percent.

•	GAAP operating loss of $95 million to $100 million, compared to an operating loss of $109 million in the year-ago quarter.

•	Non-GAAP operating loss of $5 million to $10 million, compared to an operating loss of $42 million in the year-ago quarter.

•	GAAP net loss per share of $0.26 to $0.27, compared to a net loss per share of $0.29 in the year-ago quarter.

•	Non-GAAP loss per share of $0.03 to $0.04, compared to a loss per share of $0.11 in the year-ago quarter.

Conference Call and Replay Information
Intuit executives will discuss the financial results on a conference call today at 1:30 p.m. Pacific time. To hear the call, dial 866-348-8108 in the United States or 908-982-4619 from international locations. No reservation or access code is needed. The conference call can also be heard live at http://investors.intuit.com/events.cfm. Prepared remarks for the call will be available on Intuit’s website after the call ends.
Replay Information
A replay of the conference call will be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1661060.
The audio webcast will remain available on Intuit’s website for one week after the conference call.

Intuit Reports Fourth Quarter and Full-year 2015 Earnings

About Intuit Inc.
Intuit Inc. creates business and financial management solutions that simplify the business of life for small businesses, consumers and accounting professionals.
            Its flagship products and services include QuickBooks®, Quicken® and TurboTax®, which make it easier to manage small businesses and payroll processing, personal finance, and tax preparation and filing. Mint.com provides a fresh, easy and intelligent way for people to manage their money, while Demandforce® offers marketing and communication tools for small businesses. ProSeries® and Lacerte® are Intuit's leading tax preparation offerings for professional accountants.
            Founded in 1983, Intuit had revenue of $4.2 billion in its fiscal year 2015. The company has approximately 8,000 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.
###

Intuit and the Intuit logo, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled "About Non-GAAP Financial Measures" as well as the related Table B1, Table B2, and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's Web site.

Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of expected growth and future financial results of Intuit and its reporting segments; Intuit’s prospects for the business in fiscal 2016 and beyond; expectations regarding Intuit’s growth outside the US; expectations regarding timing and growth of revenue for each of Intuit’s reporting segments and from current or future products and services; expectations regarding customer growth; expectations regarding changes to our products and their impact on Intuit’s business; expectations regarding the amount and timing of any future dividends or share repurchases; expectations regarding availability of our offerings; expectations regarding the impact of our strategic decisions on Intuit’s business; and all of the statements under the heading “Forward-looking Guidance”.
Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: inherent difficulty in predicting consumer behavior; difficulties in receiving, processing, or filing customer tax submissions; consumers may not respond as we expected to our advertising and promotional activities; product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market

Intuit Reports Fourth Quarter and Full-year 2015 Earnings

position; we may not be able to successfully innovate and introduce new offerings and business models to meet our growth and profitability objectives, and current and future offerings may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; business interruption or failure of our information technology and communication systems may impair the availability of our products and services, which may damage our reputation and harm our future financial results; as we upgrade and consolidate our customer facing applications and supporting information technology infrastructure, any problems with these implementations could interfere with our ability to deliver our offerings; any failure to properly use and protect personal customer information and data could harm our revenue, earnings and reputation; if we are unable to develop, manage and maintain critical third party business relationships, our business may be adversely affected; increased government regulation of our businesses may harm our operating results; if we fail to process transactions effectively or fail to adequately protect against potential fraudulent activities, our revenue and earnings may be harmed; related publicity regarding such fraudulent activity could cause customers to lose confidence in using our software and adversely impact our results; any significant offering quality problems or delays in our offerings could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; the continuing global economic downturn may continue to impact consumer and small business spending, financial institutions and tax filings, which could negatively affect our revenue and profitability; year-over-year changes in the total number of tax filings that are submitted to government agencies due to economic conditions or otherwise may result in lost revenue opportunities; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; our inability to adequately protect our intellectual property rights may weaken our competitive position and reduce our revenue and earnings; our acquisition and divestiture activities may disrupt our ongoing business, may involve increased expenses and may present risks not contemplated at the time of the transactions; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operation; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about the risks that may impact our business are included in our Form 10-K for fiscal 2014 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of August 20, 2015 and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31, 2015	July 31, 2014	July 31, 2015	July 31, 2014
Net revenue:
Product	$281	$262	$1,146	$1,459
Service and other	415	387	3,046	2,784
Total net revenue	696	649	4,192	4,243
Costs and expenses:
Cost of revenue:
Cost of product revenue	31	32	139	137
Cost of service and other revenue	137	128	556	466
Amortization of acquired technology	8	6	30	18
Selling and marketing	280	229	1,288	1,157
Research and development	215	197	798	714
General and administrative	118	110	483	444
Amortization of other acquired intangible assets	3	2	12	7
Goodwill and intangible asset impairment charges	34	—	148	—
Total costs and expenses [A]	826	704	3,454	2,943
Operating income (loss) from continuing operations	(130)	(55)	738	1,300
Interest expense	(6)	(7)	(27)	(31)
Interest and other income, net	(2)	23	1	31
Income (loss) from continuing operations before income taxes	(138)	(39)	712	1,300
Income tax provision (benefit) [B]	(36)	(11)	299	447
Net income (loss) from continuing operations	(102)	(28)	413	853
Net income (loss) from discontinued operations [C]	116	(1)	(48)	54
Net income (loss)	$14	$(29)	$365	$907

Basic net income (loss) per share from continuing operations	$(0.37)	$(0.10)	$1.47	$2.99
Basic net income (loss) per share from discontinued operations	0.42	—	(0.17)	0.19
Basic net income (loss) per share	$0.05	$(0.10)	$1.30	$3.18
Shares used in basic per share calculations	277	284	281	285

Diluted net income (loss) per share from continuing operations	$(0.37)	$(0.10)	$1.45	$2.94
Diluted net income (loss) per share from discontinued operations	0.42	—	(0.17)	0.18
Diluted net income (loss) per share	$0.05	$(0.10)	$1.28	$3.12
Shares used in diluted per share calculations	277	284	286	291

Dividends declared per common share	$0.25	$0.19	$1.00	$0.76
See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded in continuing operations for the periods shown.

	Three Months Ended		Twelve Months Ended
(in millions)	July 31, 2015	July 31, 2014	July 31, 2015	July 31, 2014
Cost of revenue	$2	$2	$6	$7
Selling and marketing	19	14	69	53
Research and development	24	18	80	59
General and administrative	25	18	87	67
Total share-based compensation expense	$70	$52	$242	$186

[B]
We compute our annual provision for income taxes by applying the annual effective tax rate to income from recurring operations and adding the effects of any discrete income tax items specific to the period. Our effective tax rate for the twelve months ended July 31, 2015 was approximately 42%. Excluding the effects of the goodwill impairment charge, which was not tax deductible, our effective tax rate was approximately 36% and did not differ significantly from the federal statutory rate of 35%. Our effective tax rate for the twelve months ended July 31, 2014 was approximately 34% and did not differ significantly from the statutory rate of 35%.

[C]	In the fourth quarter fiscal 2015 we determined that our Demandforce, QuickBase, and Quicken businesses became long-lived assets held for sale and we accounted for them as discontinued operations.
We have segregated the operating results for these three businesses in our statements of operations for all periods presented. Net revenue from these businesses totaled $236 million for the twelve months ended July 31, 2015 and $263 million for the twelve months ended July 31, 2014. Net loss from discontinued operations for the twelve months ended July 31, 2015 includes a net loss from discontinued operations of $172 million partially offset by $124 million in tax benefits from the anticipated sale of these businesses. For the twelve months ended July 31, 2014, we recorded net income from discontinued operations of $8 million.
On August 1, 2013 we completed the sale of our Intuit Financial Services (IFS) business for approximately $1.025 billion in cash. We recorded a gain on the disposal of IFS of approximately $36 million, net of income taxes, in the first quarter of fiscal 2014.
On August 19, 2013 we completed the sale of our Intuit Health business for cash consideration that was not significant and recorded a loss on disposal that was offset by a related income tax benefit of approximately $14 million, resulting in a net gain on disposal of approximately $10 million in the first quarter of fiscal 2014.
We have reclassified our balance sheets for all periods presented to reflect these businesses as discontinued operations. Because the cash flows of these businesses were not material for any period presented, we have not segregated them from continuing operations on our statements of cash flows.

TABLE B1
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2015
	Q1	Q2	Q3	Q4	Full Year
GAAP operating income (loss) from continuing operations	$(109)	$(89)	$1,066	$(130)	$738
Amortization of acquired technology	7	7	8	8	30
Amortization of other acquired intangible assets	3	3	3	3	12
Professional fees for business combinations	—	1	1	—	2
Goodwill and intangible asset impairment charges	—	—	114	34	148
Gain on sale of long-lived assets	—	—	(30)	(1)	(31)
Share-based compensation expense	57	56	59	70	242
Non-GAAP operating income (loss) from continuing operations	$(42)	$(22)	$1,221	$(16)	$1,141

GAAP net income (loss)	$(84)	$(66)	$501	$14	$365
Amortization of acquired technology	7	7	8	8	30
Amortization of other acquired intangible assets	3	3	3	3	12
Professional fees for business combinations	—	1	1	—	2
Goodwill and intangible asset impairment charges	—	—	114	34	148
Gain on sale of long-lived assets	—	—	(30)	(1)	(31)
Share-based compensation expense	57	56	59	70	242
Net (gain) loss on debt securities and other investments	1	—	3	2	6
Income tax effects and adjustments	(19)	(25)	(10)	(29)	(83)
Net (income) loss from discontinued operations	$3	$6	$155	$(116)	$48
Non-GAAP net income (loss)	$(32)	$(18)	$804	$(15)	$739

GAAP diluted net income (loss) per share	$(0.29)	$(0.23)	$1.78	$0.05	$1.28
Amortization of acquired technology	0.02	0.02	0.03	0.03	0.10
Amortization of other acquired intangible assets	0.01	0.01	0.01	0.01	0.04
Professional fees for business combinations	—	—	—	—	0.01
Goodwill and intangible asset impairment charges	—	—	0.40	0.12	0.52
Gain on sale of long-lived assets	—	—	(0.11)	—	(0.11)
Share-based compensation expense	0.20	0.20	0.21	0.25	0.85
Net (gain) loss on debt securities and other investments	—	—	0.01	0.01	0.02
Income tax effects and adjustments	(0.06)	(0.08)	(0.03)	(0.10)	(0.29)
Net (income) loss from discontinued operations	0.01	0.02	0.55	(0.42)	0.17
Non-GAAP diluted net income (loss) per share	$(0.11)	$(0.06)	$2.85	$(0.05)	$2.59

Shares used in diluted per share calculation	286	285	282	277	286
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE B2
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2014
	Q1	Q2	Q3	Q4	Full Year
GAAP operating income (loss) from continuing operations	$(77)	$(55)	$1,487	$(55)	$1,300
Amortization of acquired technology	4	4	4	6	18
Amortization of other acquired intangible assets	1	2	2	2	7
Professional fees for business combinations	—	1	—	4	5
Share-based compensation expense	43	47	44	52	186
Non-GAAP operating income (loss) from continuing operations	$(29)	$(1)	$1,537	$9	$1,516

GAAP net income (loss)	$(11)	$(37)	$984	$(29)	$907
Amortization of acquired technology	4	4	4	6	18
Amortization of other acquired intangible assets	1	2	2	2	7
Professional fees for business combinations	—	1	—	4	5
Share-based compensation expense	43	47	44	52	186
Net (gain) loss on debt securities and other investments	(2)	1	—	(21)	(22)
Income tax effects and adjustments	(11)	(18)	(19)	(12)	(60)
Net (income) loss from discontinued operations	(46)	(5)	(4)	1	(54)
Non-GAAP net income (loss)	$(22)	$(5)	$1,011	$3	$987

GAAP diluted net income (loss) per share	$(0.04)	$(0.13)	$3.39	$(0.10)	$3.12
Amortization of acquired technology	0.01	0.01	0.01	0.02	0.06
Amortization of other acquired intangible assets	—	0.01	0.01	0.01	0.02
Professional fees for business combinations	—	—	—	0.01	0.02
Share-based compensation expense	0.15	0.17	0.15	0.18	0.64
Net (gain) loss on debt securities and other investments	—	—	—	(0.07)	(0.07)
Income tax effects and adjustments	(0.04)	(0.06)	(0.06)	(0.04)	(0.21)
Net (income) loss from discontinued operations	(0.16)	(0.02)	(0.01)	—	(0.18)
Non-GAAP diluted net income (loss) per share	$(0.08)	$(0.02)	$3.49	$0.01	$3.40

Shares used in diluted per share calculation	288	284	290	290	291
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

When reported on August 21, 2014, fourth quarter results included an accrual for a loss contingency that was resolved before we filed our fiscal 2014 Form 10-K. We have adjusted our fiscal fourth quarter and full-year 2014 operating income and earnings per share accordingly, resulting in a GAAP and non-GAAP operating income increase of approximately $16 million, and a GAAP and non-GAAP earnings per share increase of approximately $0.03.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	July 31, 2015	July 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$808	$849
Investments	889	1,065
Accounts receivable, net	91	115
Income taxes receivable	84	35
Deferred income taxes	231	124
Prepaid expenses and other current assets	94	115
Current assets of discontinued operations	26	29
Current assets before funds held for customers	2,223	2,332
Funds held for customers	337	289
Total current assets	2,560	2,621

Long-term investments	27	31
Property and equipment, net	682	589
Goodwill	1,266	1,323
Acquired intangible assets, net	87	133
Other assets	111	108
Long-term assets of discontinued operations	235	396
Total assets	$4,968	$5,201

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$190	$145
Accrued compensation and related liabilities	283	262
Deferred revenue	691	495
Other current liabilities	150	150
Current liabilities of discontinued operations	93	80
Current liabilities before customer fund deposits	1,407	1,132
Customer fund deposits	337	289
Total current liabilities	1,744	1,421

Long-term debt	500	499
Long-term deferred revenue	152	3
Other long-term obligations	172	166
Long-term obligations of discontinued operations	68	34
Total liabilities	2,636	2,123

Stockholders’ equity	2,332	3,078
Total liabilities and stockholders’ equity	$4,968	$5,201

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended
	July 31, 2015	July 31, 2014
Cash flows from operating activities:
Net income	$365	$907
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	157	144
Amortization of acquired intangible assets	74	53
Goodwill and intangible asset impairment charges	297	—
Share-based compensation expense	257	204
Pre-tax gain on sale of discontinued operations (1)	—	(40)
Net realized gain on sale of available-for-sale equity securities	—	(21)
Deferred income taxes	(100)	93
Tax benefit from share-based compensation plans	85	82
Excess tax benefit from share-based compensation plans	(85)	(82)
Other	4	24
Total adjustments	689	457
Changes in operating assets and liabilities:
Accounts receivable	24	(5)
Income taxes receivable	(49)	27
Prepaid expenses and other assets	22	(14)
Accounts payable	35	15
Accrued compensation and related liabilities	24	43
Deferred revenue	398	15
Other liabilities	(4)	1
Total changes in operating assets and liabilities	450	82
Net cash provided by operating activities	1,504	1,446
Cash flows from investing activities:
Purchases of available-for-sale debt securities	(939)	(1,334)
Sales of available-for-sale debt securities	620	346
Maturities of available-for-sale debt securities	475	567
Net change in money market funds and other cash equivalents held to satisfy customer fund obligations	(49)	(54)
Net change in customer fund deposits	49	54
Proceeds from the sale of available-for-sale equity securities	—	26
Purchases of property and equipment	(261)	(186)
Acquisitions of businesses, net of cash acquired	(95)	(471)
Proceeds from divestiture of businesses	—	1,025
Other	18	(22)
Net cash used in investing activities	(182)	(49)
Cash flows from financing activities:
Net proceeds from issuance of stock under employee stock plans	107	165
Cash paid for purchases of treasury stock	(1,245)	(1,577)
Dividends and dividend rights paid	(283)	(220)
Excess tax benefit from share-based compensation plans	85	82
Other	(1)	(1)
Net cash used in financing activities	(1,337)	(1,551)
Effect of exchange rates on cash and cash equivalents	(26)	(6)
Net decrease in cash and cash equivalents	(41)	(160)
Cash and cash equivalents at beginning of period	849	1,009
Cash and cash equivalents at end of period	$808	$849

(1)
Because the cash flows of our discontinued operations were not material for any period presented, we have not segregated the cash flows of those businesses on these statements of cash flows. We have presented the effect of the gains on disposals of discontinued operations on these statements of cash flow.

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME (LOSS), AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To
Three Months Ending October 31, 2015
Revenue	$660	$680	$—		$660	$680
Operating loss	$(100)	$(95)	$90	[a]	$(10)	$(5)
Diluted loss per share	$(0.27)	$(0.26)	$0.23	[b]	$(0.04)	$(0.03)

Twelve Months Ending July 31, 2016
Revenue	$4,525	$4,600	$—		$4,525	$4,600
Operating income	$1,115	$1,145	$335	[c]	$1,450	$1,480
Diluted earnings per share	$2.50	$2.55	$0.90	[d]	$3.40	$3.45
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]
Reflects estimated adjustments for share-based compensation expense of approximately $77 million; amortization of acquired technology of approximately $8 million; and amortization of other acquired intangible assets of approximately $5 million.

[b]	Reflects the estimated adjustments in item [a], income taxes related to these adjustments, and other income tax effects related to the use of the long-term non-GAAP tax rate.

[c]
Reflects estimated adjustments for share-based compensation expense of approximately $288 million; amortization of acquired technology of approximately $27 million; and amortization of other acquired intangible assets of approximately $20 million.

[d]	Reflects the estimated adjustments in item [c], income taxes related to these adjustments, and other income tax effects related to the use of the long-term non-GAAP tax rate.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated August 20, 2015 contains non-GAAP financial measures. Table B1, Table B2 and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt and equity securities and other investments

•	Income tax effects and adjustments

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.

Gains and losses on debt and equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt and equity securities and other investments.

Income tax effects and adjustments. During fiscal 2014, we excluded from our non-GAAP financial measures the income tax effects of the non-GAAP pre-tax adjustments described above, as well as income tax effects related to business combinations. This was consistent with how we were evaluating our operating results and planning, forecasting, and evaluating future periods during that fiscal year.

During fiscal 2015, we began using a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, assumes the federal research and experimentation credit is continuously in effect, and eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Based on our current long-term projections, we are using a long-term non-GAAP tax rate of 34% which is consistent with the average of our normalized fiscal year tax rate over a four year period that includes the past three fiscal years plus the current fiscal year. We will evaluate this long-term non-GAAP tax rate on an annual basis and whenever any significant events occur which may materially affect this long-term rate. This long-term non-GAAP tax rate could be subject to change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of available-for-sale debt securities and other investments.